FORM OF

TIME-BASED RESTRICTED STOCK UNITS AGREEMENT

PURSUANT TO THE OMEGA HEALTHCARE INVESTORS, INC.

2018 STOCK INCENTIVE PLAN

THIS AGREEMENT (this “Agreement”) is made as of the Grant Date, by and between Omega Healthcare Investors, Inc. (the “Company”) and «Recipient» (the “Recipient”).

Upon and subject to this Agreement (including the Terms and Conditions and the Exhibit which are attached hereto and incorporated herein as part of this Agreement) the Company hereby awards as of the Grant Date to the Recipient the number of Restricted Stock Units set forth below (the “Restricted Stock Units Grant” or the “Award”).  Underlined and capitalized captions in Items A through I below shall have the meanings therein ascribed to them.  Other capitalized terms used in this Agreement are defined in Section 15 of the Terms and Conditions.  Capitalized terms that are used but not defined in this Agreement shall have the meaning ascribed to them in the “Plan” (as defined below).

A.Grant Date: January 1, 2020.

B.Plan: (under which Restricted Stock Units Grant is granted): Omega Healthcare Investors, Inc. 2018 Stock Incentive Plan.

C.Restricted Stock Units:  «Restricted_Stock_Units» Restricted Stock Units, which represents the right of the Recipient to receive upon vesting the same number of shares of the Company’s common stock (“Common Stock”), subject to adjustment as provided in the Terms and Conditions.

D.Vesting Schedule:  The Restricted Stock Units shall vest according to Exhibit 1 (the “Vesting Schedule”).  The Restricted Stock Units which have become vested pursuant to the Vesting Schedule are herein referred to as the “Vested Stock Units.” Each Vested Stock Unit represents the Company’s unsecured obligation to issue one share of Common Stock.

E.Distribution Date of Common Stock:  The shares of Common Stock attributable to the Vested Stock Units shall be issued to the Recipient on the date the Restricted Stock Units become vested, subject to receipt from the Recipient of the required tax withholding and Section 13 of the Terms and Conditions. Notwithstanding the foregoing, distribution shall be deferred to the extent provided in any deferral agreement between the Recipient and the Company as a result of the Recipient’s valid deferral election.

F.Dividend Equivalents:  Each Restricted Stock Unit shall accrue Dividend Equivalents, an amount equal to the dividends paid on one share of Common Stock to a shareholder of record on or after January 1, 2020 and until the date that the shares of Common Stock attributable to the Vested Stock Units are issued or the Restricted Stock Units are forfeited.

G.Distribution Date of Dividend Equivalents:  The Dividend Equivalents shall be paid to the Recipient on the same date that the related dividends are paid to shareholders of record, subject to required tax withholding; provided, however that any Dividend Equivalents that are accrued and owing as of the Grant Date shall be paid within twenty (20) days after the Grant Date.  Notwithstanding the foregoing or any other provision hereof, distribution of Dividend Equivalents shall be deferred to the extent provided in any deferral agreement between the Recipient and the Company as a result of the Recipient’s valid deferral election and shall be paid in the form provided in such agreement.

H.Non-Competition Provisions:  The Recipient acknowledges that if the Recipient is subject to any provisions then in effect in the employment agreement between the Recipient and the Company or an Affiliate that limit the ability of the Recipient to enter into competition with the Company or its Affiliates or to work for a business which is in a similar business to that of the Company or of an Affiliate, the Recipient will abide by such provisions.  Further, the Recipient agrees that if there is no such employment agreement or there are no such provisions in the employment agreement, during the Applicable Period, the Recipient will not (except on behalf of or with the prior written consent of the Company, which consent may be withheld in Company’s sole discretion), within the Area, on the Recipient’s own behalf, or in the service of or on behalf of others, and whether as an employee, a consultant or otherwise, provide managerial services or management consulting services substantially similar to those the Recipient provides for the Company or an Affiliate to any Competing Business.  As of the Grant Date, the Recipient acknowledges and agrees that the Recipient provides services to the Company throughout the Area.

I.Non-Solicitation Provisions:    The Recipient acknowledges that if the Recipient is subject to any provisions then in effect in the employment agreement between the Recipient and the Company or an Affiliate that limit the ability of the Recipient to solicit clients or employees of the Company or its Affiliates, the Recipient will abide by such provisions.  Further, the Recipient agrees that if there is no such employment agreement or there are no such provisions in the employment agreement, during the Applicable Period, the Recipient will not, on the Recipient’s own behalf or in the service of or on behalf of others:

(i) solicit any individual or entity which is an actual client of the Company or any of its Affiliates as of the Determination Date with whom the Recipient had direct material contact while the Recipient was an employee of the Company or an Affiliate, for the purpose of offering services substantially similar to those offered by the Company or an Affiliate, or

(ii)  solicit for employment with a Competing Business any person who is a management level employee of the Company or an Affiliate with whom the Recipient had contact during the then most recent year of the Recipient’s employment with the Company or an Affiliate.

The Recipient shall not be deemed to be in breach of Item I(ii) solely because an employer for whom the Recipient performs services solicits, diverts, or hires a management level employee of the Company or an Affiliate, provided that the Recipient does not engage in the activity proscribed by Item I(ii).

J.Acknowledgement:  The Recipient acknowledges and agrees that the Recipient’s agreement to and compliance with the provisions of this Agreement, including without limitation Item H and Item I above, are conditions to the effectiveness of the grant of the Award, and further acknowledges and agrees that the Recipient’s noncompliance with Item H or Item I above can result in a forfeiture and/or recovery of all or part of the Award to the extent provided in the Vesting Schedule. The Recipient also acknowledges and agrees that the forfeitures and compensation recoveries provided for in this Agreement in connection with any breach during the Applicable Period by the Recipient of the Restrictive Provisions or the Intellectual Property Agreement shall not be the Company’s sole remedy, and nothing in this Agreement limits the Company’s right to seek damages, injunctive relief or other legal or equitable relief in case of any breach during the Applicable Period by the Recipient of the Restrictive Provisions or the Intellectual Property Agreement, except to the extent provided otherwise in the last paragraph of the Vesting Schedule.  In the event that any provision of this Agreement is determined by a court which has jurisdiction to be unenforceable in part or in whole, the court shall be deemed to have the authority to strike or sever any unenforceable provision, or any part thereof or to revise any provision to the minimum extent necessary to render the provision reasonable and then to enforce the provision to the maximum extent permitted by law.

IN WITNESS WHEREOF, the Company and the Recipient have executed and agree to be bound by this Agreement as of the Grant Date set forth above.

OMEGA HEALTHCARE INVESTORS, INC.

By:

Title:

THE RECIPIENT

By:

Name: «Recipient»

TERMS AND CONDITIONS TO THE

TIME-BASED RESTRICTED STOCK UNITS AGREEMENT

PURSUANT TO THE OMEGA HEALTHCARE INVESTORS, INC.

2018 STOCK INCENTIVE PLAN

1.Vested Stock Units.  The Company shall issue in book-entry form in the name of the Recipient, or issue and deliver to the Recipient a share certificate representing, the Vested Shares on the Distribution Date of Common Stock.

2.Tax Withholding, Dividends Equivalents.  Payment of Dividend Equivalents is subject to required tax withholding.

3.Tax Withholding, Shares.

(a)The minimum required amount of the tax withholding obligations imposed on the Company, or at the Company’s discretion if tax withholding is required, tax withholding up to the maximum statutory rates, by reason of the issuance of the shares of Common Stock attributable to Vested Stock Units shall be satisfied by reducing the actual number of shares of Common Stock by the number of whole shares of Common Stock which, when multiplied by the Fair Market Value of the Common Stock on the Distribution Date of Common Stock, is sufficient, together with cash in lieu of any fractional share, to satisfy such tax withholding, assuming that (i) the Recipient does not make a valid election to satisfy tax withholding in cash pursuant to Subsection (b), and (ii) the Committee does not determine that tax withholding will be required to be satisfied in another manner.

(b)However, the Recipient may elect in writing by notice to the Company received at least ten (10) days before the earliest Distribution Date of Common Stock to satisfy such tax withholding obligation in cash by the earliest Distribution Date of Common Stock, as provided in Subsection (a)(i). If the Recipient fails to timely satisfy payment of the cash amount, then Subsection (a) shall apply.

(c) To the extent that the Recipient is required to satisfy the tax withholding obligation in this Section in cash, the Company shall withhold the cash from any cash payments then owed to the Recipient, or if none, the Recipient shall timely remit the cash amount.

(d)If the Recipient does not timely satisfy payment of the tax withholding obligation, the Recipient will forfeit the Vested Stock Units.

4.Restrictions on Transfer of Restricted Stock Units. Except for the transfer of any Restricted Stock Units by bequest or inheritance, the Recipient shall not have the right to make or permit to exist any transfer or hypothecation, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to any Restricted Stock Units.  Any such disposition not made in accordance with this Agreement shall be deemed null and void.  Any permitted transferee under this Section shall be bound by the terms of this Agreement.

5.Change in Capitalization.

(a)The number and kind of shares issuable under this Agreement shall be proportionately adjusted for non-reciprocal transactions between the Company and the holders of Common Stock that cause the per share value of the shares of Common Stock subject to this Award to change, such as a stock dividend, stock split, spinoff, or rights offering (each an “Equity Restructuring”).  No fractional shares shall be issued in making such adjustment.

(b)In the event of a merger, consolidation, reorganization, extraordinary dividend, spin-off, sale of substantially all of the Company’s assets, other change in capital structure of the Company, tender offer for shares of Common Stock, or a Change in Control, that in each case does not constitute an Equity Restructuring, the Committee shall take such action to make such adjustments with respect to the Restricted Stock Units as the Committee, in its sole discretion, determines in good faith is necessary or appropriate and as is permitted by the Plan, including, without limitation, adjusting the number and class of securities subject to the Award, substituting other securities, property or cash to replace the Award, all as determined in good faith by the Committee to have equivalent value to the Award, removing restrictions on the Award, or terminating the Award in exchange for the cash value determined in good faith by the Committee.  Any adjustment pursuant to this Section may provide, in the Committee’s discretion, for the elimination without payment of any fractional shares that might otherwise be subject to the Award, but except as set forth in this Subsection and the Plan may not otherwise diminish the then value of the Award.

(c)All determinations and adjustments made by the Committee pursuant to this Section will be final and binding on the Recipient. Any action taken by the Committee need not treat all recipients of awards under the Plan equally.

(d)The existence of the Plan and the Restricted Stock Units Grant shall not affect the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Common Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or part of its business or assets, or any other corporate act or proceeding.

6.Governing Laws.  This Award shall be construed, administered and enforced according to the laws of the State of Maryland; provided, however, no shares of Common Stock shall be issued except, in the reasonable judgment of the Committee, in compliance with exemptions under applicable state securities laws of the state in which Recipient resides, and/or any other applicable securities laws.

7.Successors.  This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

8.Notice.  Except as otherwise specified herein, all notices and other communications under this Agreement shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the Recipient.  Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.

9.Severability.  In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

10.Entire Agreement.  This Agreement, together with the terms and conditions set forth in the Plan, expresses the entire understanding and agreement of the parties with respect to the subject matter. In the event of a conflict between the terms of the Plan and this Agreement, the Plan shall govern.

11.Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

12. No Right to Continued Retention.  Neither the establishment of the Plan nor the Award shall be construed as giving Recipient the right to continued service with the Company or an Affiliate.

13.Tax Effects under 409A.  It is intended that the Award under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code (the “Code”).  All provisions of this Agreement shall be construed consistent with that intent.  If and to the extent that the Award does not qualify for an exemption from Code Section 409A, whether as a short-term deferral pursuant to Treas. Regs. Section 1.409A-1(b)(4) or otherwise, notwithstanding any other provision of this Agreement, payment shall be made only in accordance with Code Section 409A, such that if payment is being made as a result of the Recipient’s termination of employment or other cessation of services, that shall be construed to require a “separation from service” as defined under Code Section 409A and payment will be delayed for any “specified employee” as defined under Code Section 409A to the extent required to comply with Code Section 409A(a)(2)(B)(i).  The Company does not guarantee to the Recipient that the Award will not be subject to tax under 409A, and if it is, the Recipient shall be solely responsible for such tax.

14.Headings.  Except as otherwise provided in this Agreement, headings used herein are for convenience of reference only and shall not be considered in construing this Agreement.

15.Definitions.  As used in this Agreement:

 “Affiliate” means any person, firm, corporation, partnership, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with the Company.

“Applicable Period” means:

(a) as to the Restrictive Provisions,

(i)the period of time that the Restrictive Provisions are in effect in accordance with the terms of the employment agreement then in effect between the Recipient and the Company or an Affiliate, or

(ii)  if there is no such employment agreement or there are no such provisions in the employment agreement, the period of the Recipient’s employment with the Company or an Affiliate, and with respect to the Non-Solicitation Provisions, twelve (12) months thereafter, and with respect to the Non-Competition Provisions, six (6) months thereafter; and

(b)  as to the Intellectual Property Agreement, the period of time that any breach of such agreement would be actionable by the Company or an Affiliate pursuant to the terms of such agreement.

“Area” means the states, areas and countries in which the Company or any of its Affiliates owns, acquires, develops, invests in, leases, finances the ownership of, or finances the operation of any skilled nursing facilities, senior housing, long-term care facilities, assisted living facilities, or other residential healthcare-related real estate.

“Board” means the Board of Directors of the Company.

“Business of the Company” means any business with the primary purpose of leasing assets to healthcare operators, or financing the ownership of or financing the operation of skilled nursing facilities, senior housing, long-term care facilities, assisted living facilities, or other residential healthcare-related real estate.

“Cause” shall have the meaning set forth in the employment agreement then in effect between the Recipient and the Company or an Affiliate, or, if there is none, then Cause shall mean the occurrence of any of the following events:

(a)willful refusal by the Recipient to follow a lawful direction of any person to whom the Recipient reports or the Chief Executive Officer of the Company, provided the direction is not materially inconsistent with the duties or responsibilities of the Recipient’s position with the Company or an Affiliate, which refusal continues after such person or the Chief Executive Officer of the Company has again given the direction in writing;

(b)willful misconduct or reckless disregard by the Recipient of the Recipient’s duties or with respect to the interest or material property of the Company or an Affiliate;

(c)material breach by the Recipient of any of the Restrictive Provisions;

(d)material breach by the Recipient of any provision of the Intellectual Property Agreement;

(e)any act by the Recipient of fraud against, material misappropriation from or significant dishonesty to either the Company or an Affiliate, or any other party, but in the latter case only if in the reasonable opinion of the Chief Executive Officer of the Company, such fraud, material misappropriation, or significant dishonesty could reasonably be expected to have a material adverse impact on the Company or its Affiliates; or

(f)commission by the Recipient of a felony as reasonably determined by the Chief Executive Officer of the Company.

“Change in Control” means any one of the following events which occurs following the Grant Date:

(a)the acquisition within a twelve (12) month period, directly or indirectly, by any “person” or “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Company or any employee benefit plan of the Company or an Affiliate, or any corporation or other entity pursuant to a reorganization, merger or consolidation, of equity securities of the Company that in the aggregate represent thirty percent (30%) or more of the total voting power of the Company’s then outstanding equity securities;

(b)the acquisition, directly or indirectly, by any “person” or “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Company or any employee benefit plan of the Company or an Affiliate, or any corporation or other entity pursuant to a reorganization, merger or consolidation of equity securities of the Company, resulting in such person or persons holding equity securities of the Company that, together with equity securities already held by such person or persons, in the aggregate represent more than fifty percent (50%) of the total fair market value or total voting power of the Company’s then outstanding equity securities;

(c)individuals who as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(d)a reorganization, merger or consolidation, with respect to which persons who were the holders of equity securities of the Company immediately prior to such reorganization, merger or consolidation, immediately thereafter, own equity securities of the surviving entity representing less than fifty percent (50%) of the combined ordinary voting power of the then outstanding voting securities of the surviving entity; or

(e)the acquisition within a twelve (12) month period, directly or indirectly, by any “person” or “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than any corporation or other entity pursuant to a reorganization, merger or consolidation, of assets of the Company that have a total gross fair market value equal to or more than eighty-five percent (85%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition.

Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred for purposes of this Agreement (i) unless the event also constitutes a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Code Section 409A(a)(2)(v), or (ii) by reason of any actions or events in which the Recipient participates in a capacity other than in his capacity as an officer, employee, or director of the Company or an Affiliate.

“Competing Business” means any person, firm, corporation, joint venture, or other business that is engaged in the Business of the Company.

“Determination Date” means with respect to determining compliance with a covenant of this Agreement (a) while the Recipient remains employed by the Company or an Affiliate, the date as of which compliance is being determined, and (b) after the Recipient’s termination of employment, the date of the Recipient’s termination of employment.

“Good Reason” shall have the meaning set forth in the employment agreement then in effect between the Recipient and the Company or an Affiliate, or, if there is none, then Good Reason shall mean the occurrence of an event listed in (a) through (c) below:

(a)the Recipient experiences a material diminution of the Recipient’s responsibilities of the Recipient’s position, as reasonably modified by any person to whom the Recipient reports or the Chief Executive Officer of the Company from time to time, such that the Recipient would no longer have responsibilities substantially equivalent to those of other employees holding equivalent positions at companies with similar revenues and market capitalization;

(b)the Company or the Affiliate which employs the Recipient reduces the Recipient’s annual base salary or annual bonus opportunity at high, target or threshold performance as a percentage of annual base salary; or

(c)the Company or the Affiliate which employs the Recipient requires the Recipient to relocate the Recipient’s primary place of employment to a new location that is more than fifty (50) miles from its current location (determined using the most direct driving route), without the Recipient’s consent;

provided however, as to each event in Subsection (a) through (c),

(i)the Recipient gives written notice to the Company within ten (10) days following the event or receipt of notice of the event of the Recipient’s objection to the event;

(ii)the Company or the Affiliate which employs the Recipient fails to remedy the event within ten (10) days following the Recipient’s written notice; and

(iii)the Recipient terminates his employment within thirty (30) days following the Company’s and the Affiliate’s failure to remedy the event.

“Intellectual Property Agreement” means that certain agreement entitled “Intellectual Property Agreement” previously entered into between the Company and the Recipient.

“Non-Competition Provisions” means the provisions under the title “Non-Competition Provisions” heading in Item H above of this Agreement.

“Non-Solicitation Provisions” means the provisions under the title “Non-Solicitation Provisions” heading in Item I above of this Agreement.

 “Restrictive Provisions” means the Non-Competition Provisions and the Non-Solicitation Provisions.

“Retirement” means voluntary resignation by a Recipient after having reached at least age sixty-two (62) and having performed at least ten (10) years of service with the Company, any subsidiary and/or any company that is acquired directly or indirectly by the Company.  In addition, a Recipient must give at least six (6) months prior written notice of resignation for such voluntary resignation to qualify as “Retirement.”  The Recipient may give the required notice before satisfying the age and service requirements for Retirement, provided the Recipient satisfies the age and service requirements as of the effective date of Retirement.

EXHIBIT 1

VESTING SCHEDULE

A.Active Employee.  Except as provided in the remainder of this Vesting Schedule, the Restricted Stock Units shall become Vested Stock Units in accordance with the following schedule:

Date	Percentage of Restricted Stock Units which are Vested Stock Units

December 31, 2022	100%

; provided the Recipient must remain an employee, director or consultant of the Company or an Affiliate through the indicated date set forth above to vest in accordance with the schedule above; provided further, if during the Applicable Period and while the Recipient remains an employee, director or consultant of the Company or an Affiliate, the Recipient breaches the Restrictive Provisions or the Intellectual Property Agreement, the Board is permitted to require the Recipient to return to the Company any Common Stock issued within one year before the breach that was attributable to Vested Stock Units, or if such Common Stock had been sold in an arm’s length transaction by the Recipient, the proceeds of such sale as determined by the Board.  The amount of the recovery shall be determined without regard to any taxes paid by or withheld from the wages of the Recipient unless the Board shall determine otherwise.  Any subsequent provision of this Vesting Schedule providing for vesting in the specified circumstances shall not override the compensation recovery provisions of this Item A.

B.Disability, Good Reason or without Cause Termination.  Except as provided in Item F below, if, in the year set forth in the following schedule, the Recipient ceases services as an employee, director or consultant of the Company and all Affiliates due to the Recipient’s Disability, the Recipient’s resignation from the Company and all Affiliates for Good Reason, or the termination of the Recipient’s employment by the Company and its Affiliates without Cause (each such event referred to as a “Qualifying Termination”), then the percentage of the Restricted Stock Units in the following schedule (rounded to the closest whole number of Restricted Stock Units) shall become Vested Stock Units as of the earlier of December 31, 2022 or the date of a Change in Control (the “Applicable Post-Termination Vesting Date”):

Exhibit 1 – Page  1

Year of Qualifying Termination	Percentage of Restricted Stock Units which are Vested Stock Units

2020	33 1/3%
2021	66 2/3%
2022	100%

; provided however, that such vesting shall not occur if before the earlier of the Applicable Post-Termination Vesting Date or the end of the Applicable Period, the Recipient breaches any of the Restrictive Provisions or the Intellectual Property Agreement, and in such event, all Restricted Stock Units shall be immediately forfeited as of the date of such breach.

C.Retirement.   Except as provided in Item F below, if the Recipient ceases services as an employee of the Company and all Affiliates due to Retirement in the year set forth in the following schedule, then the percentage of the Restricted Stock Units in the following schedule (rounded to the closest whole number of Restricted Stock Units) shall become Vested Stock Units as of the Applicable Post-Termination Vesting Date:

Year of Retirement	Percentage of Restricted Stock Units which are Vested Stock Units

2020	0%
2021	100%
2022	100%

; provided however, that such vesting shall not occur if before the earlier of the Applicable Post-Termination Vesting Date or the end of the Applicable Period, the Recipient breaches any of the Restrictive Provisions or the Intellectual Property Agreement, and in such event, all Restricted Stock Units shall be immediately forfeited as of the date of such breach.

D.Death after Qualifying Termination or Retirement.   Except as provided in Item F below, if Item B or C of this Vesting Schedule applies and the Recipient thereafter dies before the date vesting occurs pursuant to Item B or C, then the vesting there provided shall be accelerated to the date of the Recipient’s death; provided however, that such vesting shall not occur if during the Applicable Period and before the date of death, the Recipient breached any of the Restrictive Provisions or the Intellectual Property Agreement, and in

Exhibit 1 – Page 2

such event, all Restricted Stock Units shall be immediately forfeited as of the date of such breach.

E.Death while Employed.    Except as provided in Item F below, if the Recipient ceases services as an employee, director or consultant of the Company and all Affiliates due to the Recipient’s death in the year set forth in the following schedule, then the percentage of the Restricted Stock Units in the following schedule (rounded to the closest whole number of Restricted Stock Units) shall become Vested Stock Units as of the date of death:

Year of Death	Percentage of Restricted Stock Units which are Vested Stock Units

2020	33 1/3%
2021	66 2/3%
2022	100%

; provided however, that such vesting shall not occur if during the Applicable Period and before the date of death, the Recipient breached any of the Restrictive Provisions or the Intellectual Property Agreement, and in such event, all Restricted Stock Units shall be immediately forfeited as of the date of such breach.

F.Change in Control.  Notwithstanding Items B through E of this Vesting Schedule, if a Change in Control occurs on or after the Grant Date and on or before December 31, 2022, and (i) within sixty (60) days before the Change in Control or (ii) after the Change in Control, the Recipient incurs a Qualifying Termination, ceases services as an employee of the Company and all Affiliates due to the Recipient’s Retirement, or ceases services as an employee, director or consultant of the Company and all Affiliates due to the Recipient’s death, then all Restricted Stock Units which have not previously become Vested Stock Units pursuant to any of Items B through E shall become Vested Stock Units as of the later of the date of the Change in Control or the date of the Qualifying Termination, Retirement or death.

G.Voluntary Resignation or Cause Termination.  Restricted Stock Units which have not become Vested Stock Units as of the Recipient’s cessation of services as an employee, director, or consultant of the Company and all Affiliates, except as provided in Items B through F of this Vesting Schedule shall be forfeited.  Further, if (a) before a Change in Control, the Recipient ceases services as an employee, director or consultant of the Company and all Affiliates due to (I) the Recipient’s voluntary resignation without Good Reason (and not due to Disability or Retirement) or (II) the termination of the Recipient’s employment by the Company and its Affiliates for Cause, and (b) during the Applicable Period, the Recipient breaches the Restrictive Provisions or the Intellectual Property Agreement, the Board is permitted to require the Recipient to return to the Company any

Exhibit 1 – Page 3

Common Stock issued within one year before the Recipient’s cessation of services that was attributable to Vested Stock Units, or if such Common Stock had been sold in an arm’s length transaction by the Recipient, the proceeds of such sale as determined by the Board.  The amount of the recovery shall be determined without regard to any taxes paid by or withheld from the wages of the Recipient unless the Board shall determine otherwise.

H.General Forfeiture Provisions.  Restricted Stock Units which have not become Vested Stock Units as of the earliest of (i) December 31, 2022, (ii) except as provided in Items B through F of this Vesting Schedule, as of the Recipient’s cessation of services as an employee, director, or consultant of the Company and all Affiliates, or (iii) the date provided in Item F, shall be forfeited, and once a forfeiture occurs no provision of this Vesting Schedule shall be construed to reinstate the forfeiture.  The forfeitures and compensation recoveries provided for in this Agreement in connection with any breach during the Applicable Period by a Recipient of the Restrictive Provisions or the Intellectual Property Agreement shall not be the Company’s sole remedy, and nothing in this Agreement limits the Company’s right to seek damages, injunctive relief or other legal or equitable relief in case of any such breach; provided, however, if the Recipient is not a party to an employment agreement with the Company or an Affiliate as of the date of termination of employment and the Recipient ceases services as an employee, director or consultant of the Company and all Affiliates due to a Qualifying Termination or Retirement, the Company’s sole remedy with respect to a breach by the Recipient during the Applicable Period of the Non-Competition Provisions will be the forfeiture provided in Item B or Item C, as applicable, of this Vesting Schedule; provided further, such limitation to the Company’s remedies shall not apply to the Recipient’s breach during the Applicable Period of the Non-Solicitation Provisions or the Intellectual Property Agreement.

I.Fractional Units.  If any calculation in this Vesting Schedule results in a fractional number of Vested Stock Units, the number of Vested Stock Units shall be rounded to the closest whole number.

Exhibit 1 – Page 4